Exhibit 99.1

Iron Spark I Inc. to Liquidate

December 19, 2022, Iron Spark I Inc. (Nasdaq: ISAA) (the “Company”) announced that it will not be able to complete its previously announced business combination with Hypebeast Limited by year-end. The proposed amendment to the Company’s certificate of incorporation, which changes the date by which the Company must consummate an initial business combination from June 11, 2023 to December 28, 2022, was approved at the special meeting of stockholders held on December 19, 2022. The Company intends to dissolve and liquidate promptly after December 28, 2022. The Company will redeem all of the outstanding public shares of common stock (the “Public Shares”) at an expected per-share redemption price of approximately $10.09.

As of the close of business on December 28, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the expected per-share redemption price.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the expected per-share redemption price. The redemption of the Public Shares is expected to be completed within ten business days after December 19, 2022.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s intention to redeem all of its outstanding Public Shares, the Company’s cash position or cash held in the Company’s trust account, the expected per-share redemption price, or the timing when the Company’s Public Shares will cease trading on NYSE. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.